ASSET PURCHASE AGREEMENT


                dated as of November 4, 1996


                       by and between


            TUSCALOOSA BROADCASTING COMPANY, INC.
                          (Seller)


                             and

              OSBORN COMMUNICATIONS CORPORATION
                           (Buyer)







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                      TABLE OF CONTENTS


                                                        Page

ARTICLE I   PURCHASE AND SALE OF ASSETS....................1

     1.1    TRANSFER OF ASSETS.............................1
            (a)LICENSES AND AUTHORIZATIONS.................1
            (b)TANGIBLE PERSONAL PROPERTY..................2
            (c)REAL ESTATE CONTRACTS.......................2
            (d)INTELLECTUAL PROPERTY.......................2
            (e)LEASES AND CONTRACTS........................2
            (f)CONTRACTS FOR SALE OF BROADCAST TIME........2
            (g)OPERATING AND BUSINESS RECORDS..............2
            (h)FUTURE CONTRACTS............................3
            (i)INVENTORY AND COMPUTER SOFTWARE.............3
            (j)OTHER RIGHTS AND PRIVILEGES.................3
     1.2    EXCLUDED ASSETS................................3
            (a)CASH AND DEPOSITS...........................3
            (b)ACCOUNTS RECEIVABLE.........................3
            (c)PROPERTY CONSUMED...........................3
            (d)EXPIRED LEASES, CONTRACTS AND AGREEMENTS....3
            (e)PENSION AND PROFIT-SHARING PLANS............3
            (f)OTHER EMPLOYEE BENEFIT PLANS................4
            (g)EMPLOYMENT AND COLLECTIVE BARGAINING
            AGREEMENTS.....................................4
            (h)TRADE AGREEMENTS............................4
            (i)OTHER ASSETS................................4
     1.3    LIABILITIES TO BE ASSUMED......................4
     1.4    CONSIDERATION..................................4
     1.5    PRORATION OF INCOME AND EXPENSES...............4
            (a)  PRORATION.................................4
            (b)TIME FOR PAYMENT............................5
            (c)DISPUTE RESOLUTION..........................5
     1.6    ALLOCATION OF PURCHASE PRICE...................5
     1.7    ESCROW.........................................5

ARTICLE II  CLOSING, TERMINATION AND RISK OF LOSS..........6

     2.1    CLOSING........................................6
     2.2    TRANSACTIONS AT THE CLOSING....................6
     2.3    TERMINATION....................................8
     2.4    RISK OF LOSS...................................9
     2.5    INTERRUPTION OF BROADCAST TRANSMISSIONS.......10

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER......10

     3.1    DUE INCORPORATION.............................10
     3.2    AUTHORITY; NO CONFLICT........................10
     3.3    GOVERNMENT AUTHORIZATIONS.....................11
     3.4    COMPLIANCE WITH REGULATIONS...................11
     3.5    TAXES.........................................12
     3.6    PERSONAL PROPERTY.............................12
     3.7    REAL PROPERTY.................................12
     3.8    REAL ESTATE CONTRACTS.........................12
     3.9    CONSENTS......................................13
     3.10   CONTRACTS.....................................13
     3.11   ENVIRONMENTAL.................................13
     3.12   INTELLECTUAL PROPERTY.........................14
     3.13   FINANCIAL STATEMENTS..........................14
     3.14   PERSONNEL INFORMATION; LABOR CONTRACTS........14
     3.15   EMPLOYEE BENEFIT PLANS........................15
     3.16   LITIGATION....................................15
     3.17   COMPLIANCE WITH LAWS..........................16
     3.18   INSURANCE.....................................16
     3.19   UNDISCLOSED LIABILITIES.......................16
     3.20   ABSENCE OF CERTAIN CHANGES....................16
     3.21   INSOLVENCY PROCEEDINGS........................17
     3.22   FINDERS AND BROKERS...........................18
     3.23   FULL DISCLOSURE...............................18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER.......18

     4.1    DUE INCORPORATION.............................18
     4.2    AUTHORITY; NO CONFLICT........................18
     4.3    CONSENTS......................................19
     4.4    LITIGATION....................................19
     4.5    COMPLIANCE WITH LAWS..........................19
     4.6    QUALIFICATION.................................19
     4.7    FINDERS AND BROKERS...........................19
     4.8    INSOLVENCY PROCEEDINGS........................19
     4.9    FULL DISCLOSURE...............................20

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ARTICLE V   COVENANTS OF SELLER...........................20

     5.1    CONTINUED OPERATION OF STATION................20
     5.2    FINANCIAL OBLIGATIONS.........................20
     5.3    REASONABLE ACCESS.............................20
     5.4    MAINTENANCE OF ASSETS.........................21
     5.5    NOTIFICATION OF DEVELOPMENTS..................21
     5.6    PAYMENT OF TAXES..............................21
     5.7    AUDITED FINANCIAL STATEMENTS..................21
     5.8    THIRD PARTY CONSENTS..........................21
     5.9    ENCUMBRANCES..................................22
     5.10   ASSIGNMENT OF ASSETS..........................22
     5.11   COMMISSION LICENSES AND AUTHORIZATIONS........22
     5.12   TECHNICAL EQUIPMENT...........................22
     5.13   COMPENSATION INCREASES........................22
     5.14   SALE OF BROADCAST TIME........................22
     5.15   INSURANCE.....................................22
     5.16   NEGOTIATIONS WITH THIRD PARTIES...............22
     5.17   COVENANT NOT TO COMPETE.......................23
     5.18   CONTINUED EXISTENCE OF SELLER.................24
     5.19   UPDATED MONTHLY FINANCIAL STATEMENTS..........24

ARTICLE VI  JOINT COVENANTS OF BUYER AND SELLER...........25

     6.1    ASSIGNMENT APPLICATION........................25
     6.2    PERFORMANCE...................................25
     6.3    CONDITIONS....................................25
     6.4    CONFIDENTIALITY...............................25
     6.5    COOPERATION...................................25
     6.6    ENVIRONMENTAL REPORTS.........................26
     6.7    BULK SALES LAWS...............................26
     6.8    EMPLOYEE MATTERS..............................26
     6.9    SURVEY........................................27

ARTICLE VII CONDITIONS TO OBLIGATIONS OF BUYER............28

     7.1    COMMISSION APPROVALS..........................28
     7.2    PERFORMANCE...................................28
     7.3    REPRESENTATIONS AND WARRANTIES................28
     7.4    CONSENTS......................................29
     7.5    NO LITIGATION.................................29

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     7.6    DOCUMENTS.....................................29
     7.7    OPINIONS OF COUNSEL...........................29
     7.8    SURVEY........................................29
     7.9    NON-COMPETITION AGREEMENT.....................29
     7.10   ABSENCE OF CERTAIN CHANGES....................29

ARTICLE VIIICONDITIONS TO OBLIGATIONS OF SELLER...........31

     8.1    PERFORMANCE...................................31
     8.2    REPRESENTATIONS AND WARRANTIES................31
     8.3    COMMISSION APPROVALS..........................31
     8.4    NO LITIGATION.................................31
     8.5    NON-COMPETITION AGREEMENT.....................31
     8.6    DOCUMENTS.....................................31
     8.7    OPINION OF COUNSEL............................32

ARTICLE IX  INDEMNIFICATION...............................32

     9.1    INDEMNIFICATION BY SELLER.....................32
     9.2    INDEMNIFICATION BY BUYER......................32
     9.3    NOTIFICATION OF CLAIMS........................33
     9.4    LIMITATIONS ON INDEMNIFICATION................34

ARTICLE X   MISCELLANEOUS.................................34

     10.1   ASSIGNMENT....................................34
     10.2   SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF
            THE PARTIES...................................35
     10.3   BROKERAGE.....................................36
     10.4   EXPENSES OF THE PARTIES.......................36
     10.5   ENTIRE AGREEMENT..............................36
     10.6   HEADINGS......................................36
     10.7   GOVERNING LAW.................................36
     10.8   COUNTERPARTS..................................36
     10.9   NOTICES.......................................36
     10.10  SPECIFIC PERFORMANCE..........................37
     10.11  CONSENT TO JURISDICTION.......................38
     10.12  FURTHER ASSURANCES............................38
     10.13  PUBLIC ANNOUNCEMENTS..........................38
     10.14   MERGER AGREEMENT.............................38
     TABLE  ...............................................i




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                          EXHIBITS


A:   Form of Non-Competition Agreement
B:   Form of Legal Opinion of Lanier, Ford, Shaver & Payne
C:   Form of Legal Opinion of Gardner, Carton & Douglas
D:   Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
E:   Form of Legal Opinion of Buyer's Alabama Counsel




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                  ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT is entered into this 4th day of November, 1996 by and between TUSCALOOSA BROADCASTING COMPANY, INC. a corporation formed under the laws of the State of Alabama ("Seller"), and OSBORN COMMUNICATIONS CORPORATION, a corporation formed under the laws of the State of Delaware ("Buyer").


                       R E C I T A L S

          WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WTXT (FM), Fayette, Alabama (the "Station"); and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets utilized in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                          ARTICLE I

                 PURCHASE AND SALE OF ASSETS

          1.1 TRANSFER OF ASSETS. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following assets relating to the Station (the "Station Assets") free and clear of all liens and encumbrances:

               (a) LICENSES AND AUTHORIZATIONS. All licenses, permits and other authorizations issued by the FCC or any other state or federal regulatory agency pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the disclosure schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the "Licenses"). The Licenses include

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the right to use the call letters of the Station,
including but not limited to the call letters WTXT(FM).

               (b) TANGIBLE PERSONAL PROPERTY. All of the tangible personal property owned by Seller and used or useable in the operation of the Station, including but not limited to the items of personal property listed in Section 1.1(b) of the Disclosure Schedule, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").

               (c) REAL ESTATE CONTRACTS. All of the leasehold interests in real property leased by Seller and used by the Station, including all agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the Station (the "Real Estate Contracts"), including all security or other deposits made with respect to such Real Estate Contracts, all as described in Section 1.1(c) of the Disclosure Schedule. Buyer shall assume, pay and perform all obligations under such Real Estate Contracts arising after the Closing Date.

               (d) INTELLECTUAL PROPERTY. All of Seller's trade names, copyrights, trademarks, service marks, patents, patent applications or other similar rights relating to the operation of the Station, (the "Intellectual Property"), if any.

               (e) LEASES AND CONTRACTS. All leases, contracts, agreements and franchises relating to the operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(e) of the Disclosure Schedule and those leases, contracts and agreements described in
Section 1.1(h) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts arising after the Closing Date.

               (f) CONTRACTS FOR SALE OF BROADCAST TIME. All contracts for sale of broadcast time on the Station that provide for payment by the customer solely on a cash basis and that are to be in effect on the Closing Date as listed and identified in Section 1.1(f) of the Disclosure Schedule (the "Broadcast Agreements"). Buyer shall assume, pay and perform all obligations under the Broadcast Agreements arising after the Closing Date, PROVIDED, HOWEVER, Buyer will not assume any contract for the sale of time entered into prior to the date of this Agreement pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade Agreements"), except as agreed to by Buyer and set forth in Section 1.1(f) of the Disclosure Schedule, and Buyer will not assume any contract for the sale of time pursuant to such a Trade Agreement entered into subsequent to the date of this Agreement unless Buyer has consented in writing to the execution of such contract.

               (g) OPERATING AND BUSINESS RECORDS. All files, records, logs and program materials pertaining to the operation of the Station required to be

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maintained and kept under the rules of the Commission and
such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this Section 1.1(g) upon Seller's request for five years after the Closing Date.

               (h) FUTURE CONTRACTS. All leases, contracts and agreements entered into between the date hereof and the Closing Date in the usual and ordinary course of business, except that those exceeding two months in duration or $5,000.00 in amount will not be assumed by Buyer unless consented to by Buyer in writing and set forth in Section 1.1(h) of the Disclosure Schedule as amended from time to time, subject to the Buyer's consent prior to the Closing.

               (i) INVENTORY AND COMPUTER SOFTWARE. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs, if any, as well as all computer software used or useable by the Station.

               (j) OTHER RIGHTS AND PRIVILEGES. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

          1.2 EXCLUDED ASSETS. There shall be excluded from the sale transaction described herein the following assets relating to the
Station:

               (a) CASH AND DEPOSITS. Cash-on-hand or in banks (or their equivalents) and other investments belonging to Seller and relating to the operation of the Station as of the Closing Date.

               (b) ACCOUNTS RECEIVABLE. All accounts receivable of the Seller with regard to the operation of the Station prior to the Closing Date.

               (c) PROPERTY CONSUMED. All property of the Station disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date.

               (d) EXPIRED LEASES, CONTRACTS AND AGREEMENTS. All contracts described in Sections 1.1(e), (f) and (h) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date in the ordinary course of business.

               (e) PENSION AND PROFIT-SHARING PLANS. All pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

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               (f)  OTHER EMPLOYEE BENEFIT PLANS.  All other employee
benefit plans (including health insurance) of Seller and the assets thereof.

               (g) EMPLOYMENT AND COLLECTIVE BARGAINING AGREEMENTS. All employment agreements and collective bargaining agreements of Seller.

               (h)  TRADE AGREEMENTS.  Any and all Trade Agreements.

               (i)  OTHER ASSETS.  Those assets, if any, listed in
Section 1.2(h) of the Disclosure Schedule.

          1.3 LIABILITIES TO BE ASSUMED. Except as otherwise expressly provided herein, Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, except for post-closing obligations related to Real Estate Contracts, Contracts, and Broadcasting Agreements and future contracts set forth on Schedule 1.1(h) of the Disclosure Statement on the Closing Date (together, the "Assumed Contracts") assigned to and specifically assumed by Buyer.

          1.4 CONSIDERATION. In consideration of Seller's performance of this Agreement and the sale, assignment, transfer, conveyance and delivery of the Station Assets to Buyer free and clear of all liens and encumbrances, Buyer shall pay to Seller on the Closing Date, by wire transfer, the excess over $1 million of the sum of 8.5x Broadcast Cash Flow, less the amount of the Escrow Deposit. The excess over $1 million of the sum of 8.5x Broadcast Cash Flow and the Escrow Deposit is referred to herein as the "Purchase Price." For purposes of this Agreement, "Broadcast Cash Flow" shall mean Seller's time sales revenue, net of agency commission and sales representative fees, plus tower rental income, plus revenue received from the Seller's Family Reunion Concert less direct expenses (selling, programming, news, engineering, general and administrative and expenses relating to the Family Reunion Concert and before depreciation, amortization and interest expense) plus expenses for (i) officers and directors insurance premium, (ii) directors fees,
(iii) salary in excess of $20,000 paid by Seller to Mary Dunnavant and
(iv) sales commissions paid to William Dunnavant. All such revenue and expense figures used in this calculation shall be as reflected in the 12/31 Financials.

          1.5 PRORATION OF INCOME AND EXPENSES. (a) PRORATION. Except as otherwise provided herein, all income and expenses arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all AD VALOREM and other property taxes (but excluding taxes arising by reason of the transfer of Station Assets as contemplated hereby, which shall be paid as set forth in Section 10.4 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety day limitation

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set forth in Section 1.5(b)), wages and salaries of employees hired by Buyer, including accruals up to the Closing Date for bonuses, commissions, vacation and sick pay, and related payroll taxes, utility expenses, time sales agreements, rents and similar prepaid deferred items attributable to the ownership and operation of the Station.

               (b) TIME FOR PAYMENT. The prorations and adjustments contemplated by Section 1.5 (a), to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

               (c) DISPUTE RESOLUTION. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 1.5(b) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

          1.6 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets in a manner to be determined by Buyer based on the advice or recommendation of a nationally recognized appraisal firm. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.

          1.7 ESCROW. As security for Buyer's failure to Close and for Seller to perform its obligations hereunder, Buyer shall deposit with AmSouth Bank N.A., Huntsville, Alabama (the "Escrow Agent") a sum equal to $200,000 (the amount so deposited, together with interest accrued thereon from time to time, is referred to herein as the "Escrow Deposit"). The Escrow Deposit shall be held and disbursed by the Escrow Agent as follows: on the Closing (the "Release Date"), the Escrow Deposit shall be delivered to Seller in partial satisfaction of the Purchase Price; PROVIDED, HOWEVER, that (i) in the event this Agreement is terminated pursuant to Sections 2.3(a), (iii) or (iv), 6.6 or 6.9 of this Agreement and in each such case Buyer is not in default hereunder, the Escrow Deposit shall be returned to Buyer; (iii) in the event this Agreement is terminated pursuant to Sections 2.3(a), (iii) or (v) and in each such case Seller is not in default hereunder, the Escrow Deposit shall be delivered to Seller; and (iii) in the event this Agreement is terminated pursuant to Section 2.3(a)(i), the Closing does not occur on or before June 1, 1997 and neither Buyer nor Seller is in default under this Agreement, the Escrow Deposit shall be returned to Buyer.

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                         ARTICLE II

            CLOSING, TERMINATION AND RISK OF LOSS

          2.1 CLOSING. The purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a mutually agreed upon day within five (5) days after the later of (i) the Commission's approval of the Assignment Application, as defined in Section 6.1 below, becomes a Final Order and (ii) the date on which the 12/31 Financials (as defined in Section 5.7) are delivered by Seller to Buyer, or such other time and place as shall be mutually agreed upon in writing by the parties (the "Closing Date"). For purposes of this Agreement, a "Final Order" shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired.

          2.2  TRANSACTIONS AT THE CLOSING.

               (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                   (i) assignments of the Licenses and other pertinent authorizations transferring the same to the Buyer in customary form and substance;

                  (ii) the certificates contemplated by Sections 7.2 and 7.3;

                 (iii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the Non-Competition Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (iv) a bill of sale and all other appropriate documents and instruments assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;

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                   (v)  a Non-Competition Agreement, substantially in the
     form of Exhibit A hereto (the "Non-Competition Agreement"), duly executed by each of Seller, William Dunnavant and Mary Dunnavant;


                  (vi) written consents of the respective lessors, landowners, and any other persons or entities whose consents may be required to permit Buyer to assume the liabilities, contracts, leases, licenses, understandings and agreements constituting the Assumed Contracts;

                 (vii) evidence satisfactory to Buyer's counsel that no financing statements are outstanding on the Station Assets;

                (viii) all files, records, logs, and program materials relating to the Station;

                  (ix) the opinion of counsel for Seller, dated the Closing Date, as described in Section 7.7;

                   (x)  assignments to Buyer of all the Assumed
     Contracts; and

                  (xi) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.

               (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                   (i)  the Purchase Price;

                  (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement the Escrow Agreement and the Non-Competition Agreement, and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;

                 (iii) the certificates contemplated by Sections 8.1 and 8.2;

                  (iv) the opinion of counsel for Buyer, dated the Closing Date, as described in Section 8.7;

                     (v)an assumption of Sellers' obligations under the Contracts, Real Estate Contracts and Broadcast Agreements assigned to Buyer pursuant to this Agreement; and

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                  (vi)  such other documents and instruments as Seller
     may reasonably request to consummate the transactions contemplated hereby.

               (c) At the Closing, Buyer shall deliver or cause to be delivered to Seller, William Dunnavant and Mary Dunnavant, the Non-Competition Agreement duly executed by the Buyer, and the aggregate $1 million payment to be made by the Buyer pursuant thereto shall be paid by wire transfer of same day funds to the account or accounts specified in writing by the Seller to Buyer at least two business days prior to the Closing Date.

          2.3  TERMINATION.

               (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by:

                   (i)  the mutual written consent of the parties hereto;

                  (ii) either Buyer or Seller if the Closing does not occur on or before June 1, 1997, provided, however, that the party seeking termination under this Section 2.3(a)(ii) shall not, as a result of a default under this Agreement by such party have prevented the Closing from occurring;

                 (iii)  either Buyer or Seller if the Assignment
     Application is not granted on or prior to June 1, 1997 or is denied by the Commission by a Final Order or, subject to Section 2.3(c) hereof, is at any time set by the Commission for a formal hearing;

                  (iv)  Buyer, if any of the conditions set forth in
     Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller shall be in default hereunder and such default shall not have been cured or waived prior to the Closing; or

                   (v)  Seller, if any of the conditions set forth in
     Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall be in default hereunder and such default shall not have been cured or waived prior to the Closing.

               (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 2.3, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Nothing in this Section
2.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Buyer to compel specific performance of Seller of its obligations under this Agreement.

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               (c)   The time for Commission approval provided in Section
2.3(a)(iii) notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, PROVIDED, HOWEVER, that written notice of termination must be given within twenty
(20) days after release of the Hearing Designation Order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

               (d) It is further PROVIDED, HOWEVER, that no party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to
(i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; and (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. Upon such termination for failure of the Commission to act, the parties shall be released and discharged from any further obligation hereunder.

               (e) A party shall be deemed to be in default under this Agreement only if such party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a party to be in default, postponing the Closing, or terminating this Agreement.

          2.4 RISK OF LOSS. The risk of any loss, damage or destruction to any of the Station Assets from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing Date hereunder.
Upon the occurrence of any loss or damage to any of the Station Assets as a result of fire, casualty, accident or other causes prior to the Closing Date, Seller shall notify Buyer of same in writing immediately stating with particularity the extent of loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Station Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event the loss exceeds $50,000 and the Station Assets cannot be substantially repaired or restored within forty-five (45) days after such loss, Buyer shall have the option, exercisable within ten (10) days after receipt of written notice from Seller, to: (i) terminate this Agreement; (ii) postpone the Closing until such time as the property has been completely repaired, replaced or restored to the satisfaction of Buyer, unless the same cannot be reasonably effected within thirty (30) days of notification; or
(iii) elect to consummate the Closing and accept the property in its damaged condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy thereto received by Seller with respect thereto.

          2.5 INTERRUPTION OF BROADCAST TRANSMISSIONS. Notwithstanding any other provision hereof, if prior to the Closing any event occurs which prevents the broadcast transmission by the Station with substantially full licensed power and antenna height as described in the applicable FCC Licenses and in the manner it has heretofore been operating for periods of time in excess of six (6) hours, the Seller will give prompt written notice thereof to Buyer. If such facilities are not restored so that operation is resumed with substantially full licensed power within three (3) days of such event, or, in the case of more than one event, the aggregate number of days preceding such restorations from all such events is more than six (6) days, or if the Station is off the air more than three (3) times for a period in each case exceeding six (6) hours, Buyer shall have the right, by giving written notice to Seller of its election to do so, to terminate this Agreement.

             2.6 COOPERATION REGARDING ACCOUNTS RECEIVABLE. If at any time following the Closing, Buyer or Seller receives any third party payment to which the other party hereto is entitled, such receiving party shall promptly (and in any event within 10 days following receipt thereof) deliver such payment to the party entitled to receipt thereof.


                        ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1 DUE INCORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, and is duly qualified to do business in and is in good standing in the State of Alabama. Seller has the corporate power and authority to own and to operate the Station and the Station Assets.

          3.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Escrow Agreement have been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof and thereof will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller,(b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (c) any material agreement, lease or contract, written or oral, to which Seller is subject. This Agreement and the Escrow Agreement shall each constitute the valid and binding obligation of Seller with respect to the terms hereof and thereof, subject, in the case of this Agreement, to Commission approval of the transactions contemplated hereby.

          3.3 GOVERNMENT AUTHORIZATIONS. Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. To Seller's knowledge, there are no applications, complaints or proceedings pending or threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than applications, complaints or proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all additions, amendments and other modifications thereto. The Licenses are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees; and the operation of the Station is in accordance with the Licenses and the underlying construction permits. Seller has no notice of, and to knowledge of Seller, no proceedings are pending or threatened which may result in the revocation, modification, non-renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently operated. Seller has taken no action which, to its knowledge, could lead to revocation or non-renewal of the Licenses, nor to Seller's knowledge has it omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All material reports, forms and statements required to be filed with the Commission with respect to the Station since the grant of the last renewal of the Licenses have been filed and are complete and accurate in all material respects. To the knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor in connection with the Assignment Application.

          3.4 COMPLIANCE WITH REGULATIONS. To knowledge of Seller, the operation of the Station is in compliance in all material respects with
(i) all applicable engineering standards required to be met under Commission rules, and (ii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI Radiation Standards, to the extent required to be met under applicable Commission rules and regulations; and there are no existing claims known to Seller to the contrary.

Page

          3.5 TAXES. To knowledge of Seller, Seller has timely filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable as shown thereon. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid or have been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could materially adversely affect the Station Assets or operation of the Station.

          3.6 PERSONAL PROPERTY. Section 1.1(b) of the Disclosure Schedule contains a true and complete list of all the Personal Property. Except for those assets designated on Section 1.1(b) of the Disclosure Schedule as being subject to lease agreements, Seller owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. All items of Personal Property are in all material respects in good operating condition, ordinary wear and tear excepted, and are available for immediate use in the conduct of the business and operation of the Station. To Seller's knowledge, the technical equipment, including, without limitation, all transmitters and studio equipment, constituting part of the Personal Property, has been maintained in accordance with industry practice and is in good operating condition, ordinary wear and tear excepted, and complies in all material respects with all applicable rules and regulations of the Commission and the terms of the Licenses. The Personal Property includes all such items and equipment necessary to conduct in all material respects the business and operations of the Station as now conducted.

          3.7 REAL PROPERTY. Neither Seller nor any affiliate of Seller owns any real property used in connection with the operation of the Station.

          3.8  REAL ESTATE CONTRACTS.

               (a) Section 1.1(c) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. To Seller's knowledge, the present use by the Station of all real property leased pursuant to the Real Estate Contracts conforms in all material respects with all applicable building, zoning, land use and other laws, ordinances, codes, orders and regulations, and, to the knowledge of Seller, all other governmental regulations.

               (b) The Real Estate Contracts constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto, and are in full force and effect as of the date hereof. To Seller's knowledge, the Seller is not in default under any of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller shall use reasonable efforts to obtain valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets. Subject to any required third-party consents, Seller will have full legal power and authority to assign its rights under the Real Estate Contracts of Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment shall not affect the validity, enforceability and continuity of any of the Real Estate Contracts.

          3.9 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement, the Non-Competition Agreement, or the Escrow Agreement or the execution, delivery and performance by each of William Dunnavant and Mary Dunnavant of the Non-Competition Agreement, other than approval by the Com-mission of the Assignment Application as contemplated hereby. Except as set forth in
Section 3.9 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Assumed Contract) is required for the execution, delivery and performance by Seller of this Agreement, the Non-Competition Agreement, or the Escrow Agreement or the execution, delivery and performance by each of William Dunnavant and Mary Dunnavant of the Non-Competition Agreement.

          3.10 CONTRACTS. Section 1.1(e) of the Disclosure Schedule contains a true and complete list of all Contracts, and Section 1.1(f) contains a true and complete list of all Broadcast Agreements. The Seller is not currently party to, and prior to the Closing Date will not enter into any Trade Agreements. Seller has delivered to Buyer true and complete copies of all written Contracts and Broadcast Agreements in the possession of Seller, including any and all amendments and other modifications to same. To Seller's knowledge, all such Contracts and Broadcast Agreements are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. To Seller's knowledge, Seller has complied in all material respects with all such Contracts and Broadcast Agreements, and Seller is not in default beyond any applicable grace periods under any of same, and no other contracting party is in material default under any of same. Subject to obtaining the consents set forth on Schedule 3.9, Seller has full legal power and authority to assign its respective rights under such Contracts and Broadcast Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not materially affect the validity, enforceability and continuity of any such Contracts and Broadcast Agreements.

          3.11 ENVIRONMENTAL. Seller has not unlawfully disposed of any Hazardous Waste in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal
Property does not contain any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, or if any equipment does contain Hazardous Waste, including any PCBs, that such equipment is stored and maintained in compliance with applicable law. To Seller's knowledge, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. No Hazardous Waste has been disposed of by Seller, and to the best of Seller's knowledge, no Hazardous Waste has been disposed of by any other person on the property subject to Real Estate Contracts. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.11, Seller shall begin remedial action promptly and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date.

          3.12 INTELLECTUAL PROPERTY.  Section 3.12 of the Disclosure
Schedule identifies all Seller's proprietary Intellectual Property used in the operation of the Station. Seller has not received any written notice of any infringement or unlawful use by the Station of any proprietary intellectual property of any other person and, to Seller's knowledge, Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

          3.13 FINANCIAL STATEMENTS. Section 3.13 of the Disclosure Schedule contains complete unaudited copies of the statements of income, the related balance sheets, and the notes thereto, of Seller relating to the Station for the twelve month period ended December 31, 1995 and for the nine months ended and on September 30, 1996 (the "Financial Statements"). To Seller's knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and in accordance with the policies and procedures of the Seller applicable thereto, consistently applied. To Seller's knowledge, the Financial Statements present fairly the financial condition and results of operations of the Station for the periods indicated.

          3.14 PERSONNEL INFORMATION; LABOR CONTRACTS.

               (a) Section 3.14 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station, including the date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Section 3.15 of the Disclosure Schedule) and a list of other terms of any and all material agreements affecting such persons.

               (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

               (c) To Seller's knowledge, Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

          3.15 EMPLOYEE BENEFIT PLANS. Section 3.15 of the Disclosure Schedule contains a true and complete list and summary, as of the date of this Agreement, of all employee benefit plans (as that term is defined in Section 3(3) of ERISA) applicable to the employees of Seller. Seller maintains no other employee benefit plan. Each of Seller's employee benefit plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code.

          3.16 LITIGATION.  To Seller's knowledge, except as set forth in
Section 3.16 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and except as set forth in Section 3.16 of the Disclosure Schedule or as otherwise identified in Section 3.3 of the Disclosure Schedule there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in Section 3.16 of the Disclosure Schedule, to Seller's knowledge, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with respect to the business or operation of the Station, other than applications, complaints or proceedings which affect the broadcast industry generally.

Page 16
          3.17 COMPLIANCE WITH LAWS. Seller has not received any notice asserting any non-compliance with any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station. To Seller's knowledge, Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. To Seller's knowledge, Seller is in compliance in all material respects with all laws, regulations and governmental orders whether or not applicable to the conduct of the business and operation of the Station and any other business or operations conducted by Seller.

          3.18 INSURANCE. Section 3.18 of the Disclosure Schedule contains a true and complete list of all Seller's insurance policies relating to all Personal Property and real property subject to a Real Estate Contract and all other Station Assets. To Seller's knowledge, all such policies are in full force and effect and Seller has received no notice of cancellation with respect thereto.

          3.19 UNDISCLOSED LIABILITIES. Except as to, and to the extent of, the amounts specifically reflected or reserved against in Seller's balance sheets for the period ending September 30, 1996 (the "Balance Sheet Date"), and except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary and usual course of business, Seller has no material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due, and, to the best of Seller's knowledge, there is no basis for the assertion against Seller of any such liability or obligations.

          3.20 ABSENCE OF CERTAIN CHANGES. As of the date of this Agreement, except as disclosed in Section 3.20 of the Disclosure
Schedule, since the Balance Sheet Date there has not been:

               (a) Any material adverse change in the working capital, financial condition, business, results of operations, assets or liabilities of Seller;

               (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

               (c) Any amendment to the Articles of Incorporation or Bylaws of Seller that would materially adversely affect Seller's ability to perform its obligations under this Agreement or the Escrow Agreement or materially adversely affect the Station Assets or the operation of the Station;

               (d) Any contract or commitment, to which Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business or as required under the terms of this Agreement;

               (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets except in the ordinary and usual course of business;

               (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

               (g) The incurring of any liabilities or obligations, except items incurred in the ordinary and usual course of business;

               (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months prior to the Balance Sheet Date;

               (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $10,000;

               (j) The disposition, lapse or termination of any Intellectual Property;

               (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice;

               (l) To Seller's knowledge, any default under any contract or lease to which Seller is a party that would materially adversely affect the Seller's ability to perform its obligations under this Agreement or the Escrow Agreement or that would materially adversely affect the Station Assets or the operation of the Station; or

               (m) Any change in any method of accounting or accounting practice used by Seller.

          3.21 INSOLVENCY PROCEEDINGS. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

          3.22 FINDERS AND BROKERS. Neither the Seller nor any person acting for or on behalf of the Seller has entered into any contract, agreement or understanding with any person which will result in the obligation of Buyer or Seller to pay any finder's fees, brokerage or agents commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement.

          3.23 FULL DISCLOSURE. To Seller's knowledge, no representation or warranty by Seller in this Agreement or in any agreement, document, exhibit or certificate furnished or to be furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statement contained herein not misleading.


                         ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1 DUE INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date shall be duly qualified to do business in and be in good standing in the State of Alabama.

          4.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement, the Escrow Agreement and the Non-Competition Agreement have been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement, the Escrow Agreement and the Non-Competition Agreement, to consummate the transactions contemplated hereby and thereby and, following the Closing, to operate the Station. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof and thereof, will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement, the Escrow Agreement and the Non-Competition Agreement will each constitute the valid and binding obligation of Buyer with respect to the terms hereof and thereof, subject, in the case of this Agreement, to Commission approval of the transactions contemplated hereby.

          4.3 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the Non-Competition Agreement, other than the approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 4.3 of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the Non-Competition Agreement.

          4.4 LITIGATION. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder or under the Escrow Agreement or the Non-Competition Agreement, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement, the Escrow Agreement and the Non-Competition Agreement.

          4.5 COMPLIANCE WITH LAWS. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement, the Escrow Agreement and the Non-Competition Agreement.

          4.6 QUALIFICATION. To the best of Buyer's knowledge, Buyer is and on the Closing Date will be legally, technically and financially qualified to be the assignee of the Licenses and the other Station Assets, and, prior to the Closing Date, Buyer will exercise its best efforts to refrain from doing any act which would disqualify Buyer or any successor to its rights or interests hereunder from being the assignee of the Licenses and the other Station Assets.

          4.7 FINDERS AND BROKERS. Neither the Buyer nor any person acting for or on behalf of the Buyer has entered into any contract, agreement or understanding with any person other than Stan Raymond Associates ("Raymond") which will result in the obligation of Buyer or Seller to pay any finder's fees, brokerage or agents commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement.

          4.8 INSOLVENCY PROCEEDINGS. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer are pending or, to Buyer's knowledge, threatened, and Buyer has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

          4.9 FULL DISCLOSURE. No representation or warranty by Buyer in this Agreement or in any agreement, document, exhibit or certificate furnished or to be furnished to by Buyer to Seller pursuant hereto, or in connection with the Non-Competition Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statement contained herein not misleading.



                         ARTICLE V

                     COVENANTS OF SELLER

          Between the date of this Agreement and the Closing Date, Seller shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:

          5.1 CONTINUED OPERATION OF STATION. Seller shall use its best efforts to continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all applications and other documents required to be filed in connection with the continued operation of the Station.

          5.2 FINANCIAL OBLIGATIONS. Seller shall use its best efforts to continue to conduct the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with the same effort, to the same extent, and in the same manner, as in the prior conduct of the business of the Station; and shall continue to pay and satisfy all expenses, liabilities and obligations arising in the ordinary course of business in accordance with past accounting practices. Seller shall not enter into or amend any contracts or commitments involving expenditures by Seller in an aggregate amount in excess of $10,000 without the prior written consent of Buyer.

          5.3 REASONABLE ACCESS. Seller shall provide Buyer, and representatives of Buyer, with reasonable access during normal business hours to the

Station and shall furnish such additional information concerning the Station as Buyer from time to time may reasonably request.

          5.4 MAINTENANCE OF ASSETS. Seller shall maintain the Personal Property and all other tangible assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted. Seller shall not waive or cancel any claims or rights of substantial value or transfer or otherwise dispose of any Personal Property.

          5.5 NOTIFICATION OF DEVELOPMENTS. Seller shall notify Buyer of any materially adverse developments with respect to the Station Assets or operation of the Station; and provide Buyer with prompt written notice of any change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.

          5.6 PAYMENT OF TAXES. Seller shall pay or cause to be paid when due all property and all other taxes relating to the Station and the assets and employees of the Station required to be paid to city, county, state, federal and other governmental units through the Closing Date; PROVIDED, HOWEVER, Seller may appeal or contest any such tax, it being understood that Seller shall indemnify and hold harmless Buyer, its successors and assigns, from any and all labilities relating to or in respect of taxes (including any interest or penalties assessed in connection therewith) relating to operation of the Station prior to the Closing Date.

          5.7 AUDITED FINANCIAL STATEMENTS. As soon as practicable following December 31, 1996, but in any event not later than January 31, 1997, Seller shall deliver to Buyer a balance sheet as of December 31, 1996, and statement of income and of expenses, together with notes thereto, of the Station for the 12 month period ended December 31, 1996, together with notes thereto (the "12/31 Financials"). The 12/31 Financials shall be audited by and accompanied by the report of an independent accounting firm (the "Independent Accounting Firm") selected by the Buyer, subject to Seller's consent, which shall not be unreasonably withheld. Such statement be prepared in accordance with GAAP and consistent with the policy and procedure applied by the Seller in the Financial Statements. The report of such Independent Accounting Firm shall state that in the opinion of such firm the 12/31 Financials fairly present the financial condition and results of the operation of the Station for the period covered by such statements.

          5.8 THIRD PARTY CONSENTS. Seller shall use commercially reasonable efforts to obtain from any third party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, approval from the Commission of the Assignment Application contemplated hereby.

          5.9 ENCUMBRANCES. Except as otherwise permitted in this Agreement, Seller shall not knowingly or willingly suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

          5.10 ASSIGNMENT OF ASSETS. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

          5.11 COMMISSION LICENSES AND AUTHORIZATIONS. Seller shall use its best efforts to not, by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority.

          5.12 TECHNICAL EQUIPMENT. Seller shall not fail to repair, maintain or replace the technical equipment transferred hereunder in accordance with the normal standards of maintenance applicable in the broadcast industry.

          5.13 COMPENSATION INCREASES. Except for normally scheduled increases to be made consistent with past practice, Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller.

          5.14 SALE OF BROADCAST TIME. Seller shall not enter into, extend or renew any Broadcast Agreement not consistent with the usual and ordinary course of business for the Station and the market in which it conducts its operations. Seller shall not enter into any Trade Agreement without the prior written consent of Buyer.

          5.15 INSURANCE. Seller shall maintain at all times between the date hereof and the Closing Date, all insurance policies listed in
Section 3.18 of the Disclosure Schedule.

          5.16 NEGOTIATIONS WITH THIRD PARTIES. Seller shall not, before either the Closing Date or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.

          5.17 COVENANT NOT TO COMPETE.

               (a) RESTRICTIVE COVENANT. During the three (3) year period commencing on the Closing Date, Seller shall not:

                     (i)Directly or indirectly engage in, whether as an owner, operator, partner, consultant, advisor, independent contractor or otherwise, or assist any other person or entity in engaging in, the radio broadcasting business within a 65-mile radius of the center of Fayette, Alabama (such 65-mile radius being referred to herein as the "Covenant Area"); or

                     (ii)Hold a legal or beneficial interest in any person or entity which is engaged in the radio broadcasting or digital cable radio business within the Covenant Area, whether such interest is as an owner, investor, partner, creditor (other than as a trade creditor in the ordinary course of business), joint venturer or otherwise; or

                     (iii)Directly or indirectly, through any agent or otherwise, solicit the employment of or hire any of the employees (or independent contractors) listed on Schedule 3.14 of the Purchase Agreement, except as agreed in writing by Buyer and Seller.

          The foregoing restrictions shall not, however, prevent the Seller from owning in the aggregate not more than five percent (5%) of the outstanding capital stock or other equity securities in any person or entity with shares or other equity interests registered pursuant to
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, which is engaged in the radio broadcasting or digital cable radio business within the Covenant Area.

               (b) NON-COMPETITION AGREEMENT. Seller shall cause each of William Dunnavant and Mary Dunnavant to, deliver to Buyer on or prior to the Closing Date a suitable non-competition agreement, substantially in the form of Exhibit A attached hereto (the "Non-Competition Agreement"), pursuant to which (i) William Dunnavant and Mary Dunnavant each agree for a period of three (3) years from the Closing Date, not to directly or indirectly own, manage, operate, control or be connected in any other manner with any radio station located in the Covenant Area, and
(ii) William Dunnavant and Mary Dunnavant, as controlling shareholders of Seller's parent corporation, agree to use their best efforts to cause Seller to comply with its obligations under Section 5.18 hereof.

               (c) COVENANT CONSIDERATION. Seller acknowledges that its agreement to be bound by the covenants set forth in this Section 5.17 represent a material inducement to the Buyer's entering into this Asset Purchase Agreement and for Buyer's purchase of the Station Assets from the Seller and that Buyer would not enter into this Asset Purchase Agreement but for the provisions of this Section 5.17.

               (d) SEVERABILITY OF COVENANTS; BLUE-PENCILLING. Seller acknowledges and agrees that the covenants set forth in Subsection (a) of this Section 5.17 (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion or portions. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable.

               (e) INJUNCTIVE RELIEF. Seller acknowledges that Buyer will be irreparably harmed in the event of a breach by Seller of the Restrictive Covenants, and that in such event, Buyer shall be entitled to injunctive relief to secure enforcement of such covenants.

               5.18 CONTINUED EXISTENCE OF SELLER. The Seller agrees that following the Closing it shall maintain its corporate existence shall maintain a net cash balance of not less than $300,000 at all times prior to the later of (i) the date that is the first anniversary of the Closing Date, and (ii) the date following the first anniversary of the Closing Date on which any and all claims made by the Buyer against the Seller prior to the first anniversary of the Closing Date alleging a breach by the Seller of the representations, warranties, covenants or agreements of the Seller contained in or made pursuant to this Agreement or the Non-Competition Agreement, or for indemnification under Section
9.1 of this Agreement, have been finally resolved.

               5.19 UPDATED MONTHLY FINANCIAL STATEMENTS. As soon as practicable following the end of each month ending prior to the Closing Date, Seller shall, at its own expense, deliver to Buyer an unaudited statement of income and expenses of the Station for the month then ended. To Seller's knowledge such monthly financial statements shall be true, complete and fairly represent the results of the operation of the Station for the period covered by thereby. Buyer acknowledges that Seller's representations, warranties, covenants and agreements made in Sections 3.13, 5.7 and 5.19 of this Agreement shall not constitute a projection of or a representation or agreement as to the financial condition or performance of the Station for any period commencing after the Closing Date.

                         ARTICLE VI

             JOINT COVENANTS OF BUYER AND SELLER

          Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

          6.1 ASSIGNMENT APPLICATION. As promptly as practicable after the date of this Agreement, and in no event later than ten (10) days after execution of this Agreement, Seller and Buyer shall join in and file an application on FCC Form 314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.

          6.2 PERFORMANCE. Buyer and Seller shall perform all acts required of them under this Agreement and refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render same inaccurate as of the Closing Date.

          6.3 CONDITIONS. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

          6.4 CONFIDENTIALITY. Buyer and Seller shall each keep confidential all information they obtain with respect to any other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is or becomes publicly known through no fault of the receiving party or its agents, or (ii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice).

          6.5 COOPERATION. Buyer and Seller shall cooperate fully and with each other in taking any commercially reasonable actions consistent with this Agree-ment to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

          6.6 ENVIRONMENTAL REPORTS. If desired by Buyer, Buyer may arrange for the preparation of, at the expense of Buyer, appropriate environmental reports for the real property subject to Real Estate Contracts. Such environmental reports shall conclude that: (i) the real property subject to Real Estate Contracts is not in any way contaminated with any Hazardous Waste requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste; (ii) the real property subject to Real Estate Contracts is not subject to any federal, state or local "superfund" or "Act 307" lien, proceeding, claim, liability or action, or the threat or likelihood thereof, for the clean-up, removal or remediation of any Hazardous Waste from same; (iii) there is no asbestos located in the buildings situated on the real property subject to Real Estate Contracts requiring remediation, encapsulation or removal under applicable laws relating to asbestos clean-up; and (iv) there are no underground storage tanks located at the real property subject to Real Estate Contracts requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste, and if any have previously been removed, such removal was done in accordance with all applicable laws, rules and regulations. The environmental review to be conducted shall initially be a Phase I review. Any further investigations recommended in the environmental reports obtained pursuant to this
Section 6.6 shall be conducted with the cost to be paid by Buyer. In the event Buyer desires to conduct tests pursuant to this Section, Buyer shall initiate the same within thirty (30) days of the date hereof, and shall use its reasonable best efforts to cause such tests within four (4) months, or thirty (30) days prior to Closing Date, whichever is first.
In the event such tests disclose a material and adverse condition which is inconsistent with (i) through (iv) above, and after written notice of such test results, Seller indicates it chooses not to take actions to resolve or rectify the same within forty-five (45) days of such notice, Buyer may at its option either accept the property in its then condition or terminate this Agreement in which event neither party shall be obligated to the other hereunder, the Escrow Deposit shall be returned to Buyer. If Seller believes the condition can be resolved or rectified within a reasonable amount of time not to exceed ninety (90) days, the parties agree to extend the Closing Date on request of Seller for a period of ninety (90) days.

          6.7 BULK SALES LAWS. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.

          6.8 EMPLOYEE MATTERS. While under no obligation to hire any employees of the Station, Buyer shall make reasonable efforts to offer employment at will to certain employees of the Station. Upon review of a full list of employees and salaries, Buyer shall notify Seller of those employees to whom it will so offer employment as soon as practicable, and in any event prior to making offers of employment such employees. Seller shall be responsible for all salary and benefits of the employees of the Station who do not accept, or are not offered, employment with Buyer. Seller shall be responsible for all salary and other compensation due to be paid for work for Seller for employees of the Station who become employees of Buyer and Buyer shall be responsible for the salary and other compensation due to be paid for work for Buyer on or after the date of hire by Buyer for such employees. Seller shall be responsible for severance payments which may be applicable under its employee benefit plans to any employees not so offered employment and hired by Buyer.

          6.9 SURVEY. Buyer and Seller shall obtain, at Seller's expense, a survey of the real property subject to Real Estate Contracts (the "Real Property") certified to Buyer or its permitted assigns. The certification shall be by a Registered Land Surveyor and shall be made on the ground in accordance with the minimum technical standards of land surveying in Alabama. The survey shall be delivered to Buyer at least fifteen (15) days prior to the Closing Date. If the survey shows:
(i) the Real Property does not have access to an abutting public road,
(ii) easements exist that are not approved by Buyer, (iii) violations of restrictions or governmental zoning or building regulations,
(iv) buildings, structures or other improvements are constructed over any easement, (v) any building, structure or other improvement is not entirely within the boundaries of the Real Property, (vi) any drainage facilities are not entirely within the Real Property or appropriate public or private easements, or (vii) there are other material encroachments, gaps or overlaps rendering title to the Real Property unmarketable; then Buyer shall within seven (7) days of receipt of the survey notify Seller in writing specifying the defects and encroachments reflected by the survey, and Seller shall have ten (10) days within which to remove such defects and encroachments. In the event Seller does not remove such defects and encroachments by Closing Date, Buyer may either chose to consummate this Agreement accepting the defects and encroachments, or may elect to terminate this Agreement. In the event Buyer terminates this Agreement neither party will be obligated to the other, and the Escrow Deposit shall be returned to Buyer and this Agreement shall be null and void. If Seller believes the defects or encroachments can be removed within a reasonable time after the scheduled date of closing, not to exceed sixty (60) days, then upon request of Seller, the parties agree to extend the Closing Date for up to sixty (60) days.

          6.10 COOPERATION WITH INDEPENDENT ACCOUNTING FIRM IN PAYMENT OF FEES. Seller shall cooperate fully with the Independent Accounting Firm selected by Buyer for purposes of permitting such firm to conduct the audit contemplated by Section 5.7, and in connection therewith Seller shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such Independent Accounting Firm. Such cooperation shall include but not be limited to providing such Independent Accounting Firm with access to all books and records of the Seller that relate to the Station and its operations. Buyer agrees that it shall pay and be solely responsible for all fees and expenses of the Independent Accounting Firm incurred in connection with its duties under this Agreement and Buyer agrees to indemnify Seller and hold it harmless against any claim which may be made against it by the Independent
Accounting Firm in connection with such fees and expenses.


                        ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF BUYER

          The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

          7.1 COMMISSION APPROVALS. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon
(a) a grant by the Commission of the Assignment Application, and
(b) compliance by the parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted. The Licenses shall be in unconditional full force and effect in accordance with the terms thereof, shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of Alabama, and shall be unimpaired in any material respect by any acts or omissions of Seller's employees or agents, or Seller.

          7.2 PERFORMANCE. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.4  CONSENTS.  Seller shall have received all consents
(including landlords' consents for assignment of the Real Estate
Contracts) specified in Section 3.9 of the Disclosure Schedule.

          7.5 NO LITIGATION. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Seller's knowledge, threatened which would materially adversely affect the ability of Seller to comply with the provisions of this Agreement or the Non-Competition Agreement or would materially adversely affect the operation of the Station.

          7.6 DOCUMENTS. Seller shall have obtained, executed, where necessary, and delivered, to Buyer where applicable, all of the documents, reports, orders and statements required of it herein, as well as any other documents (including collateral assignments) required by any entity providing financing for the transactions contemplated by this Agreement and the Non-Competition Agreement.

          7.7 OPINIONS OF COUNSEL. Seller shall have delivered to Buyer an opinion of Lanier, Ford, Shaver & Payne, counsel to Seller, addressed to Buyer and in substantially the form attached hereto as Exhibit B. In addition, Seller shall have delivered to Buyer a written opinion of Seller's FCC counsel, dated as of the Closing Date, addressed to Buyer and in substantially the form attached hereto as Exhibit C.

          7.8 SURVEY. Buyer shall have received the survey of the Real Property in accordance with Section 6.9 herein.

          7.9 NON-COMPETITION AGREEMENT. Seller, William Dunnavant and Mary Dunnavant shall have executed and delivered to Buyer the Non-Competition Agreement.

          7.10 ABSENCE OF CERTAIN CHANGES. Buyer shall have received from Seller a certificate dated the Closing Date, to the effect that since the date of this Agreement there has not been:

               (a) Any material adverse change in the working capital, financial condition, business, results of operations, assets or liabilities of Seller;

               (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

               (c) Any amendment to the Articles of Incorporation or Bylaws of Seller that would materially adversely affect Seller's ability to perform its obligations under this Agreement or the Escrow Agreement or materially adversely affect the Station Assets or the operation of the Station;

               (d) Any contract or commitment, to which Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business or as required under the terms of this Agreement;

               (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets except in the ordinary and usual course of business;

               (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

               (g) The incurring of any liabilities or obligations, except items incurred in the ordinary and usual course of business;

               (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months prior to the Balance Sheet Date;

               (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $10,000;

               (j) The disposition, lapse or termination of any Intellectual Property;

               (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice;

               (l) To Seller's knowledge, any default under any contract or lease to which Seller is a party that would materially adversely affect the Seller's ability to perform its obligations under this Agreement or the Escrow Agreement or that would materially adversely affect the Station Assets or the operation of the Station; or

               (m) Any change in any method of accounting or accounting practice used by Seller.

                        ARTICLE VIII

             CONDITIONS TO OBLIGATIONS OF SELLER

          The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:

          8.1 PERFORMANCE. The consideration set forth in Section 1.4 hereof shall have been paid to Seller, the amount payable by Buyer under the Non-Competition Agreement shall have been paid in acordance with the terms of such agreement, all of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.3 COMMISSION APPROVALS. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon
(a) a grant by the Commission of the Assignment Application, and
(b) compliance by the parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.

          8.4 NO LITIGATION. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Buyer's knowledge, threatened which would materially adversely affect the ability of Buyer to comply with the provisions of this Agreement or the Non-Competition Agreement.

          8.5 NON-COMPETITION AGREEMENT. The Buyer shall have executed and delivered to the Seller, William Dunnavant and Mary Dunnavant the Non-Competition Agreement.

          8.6 DOCUMENTS. Buyer shall have obtained, executed, where necessary, and delivered to Seller where applicable, all of the documents, reports, orders and statements required of it herein.

          8.7 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Buyer, addressed to Seller and in substantially the form attached hereto as Exhibit D, and an opinion of Buyer's local Alabama counsel, addressed to the Seller and in substantially the form attached hereto as Exhibit E.


                         ARTICLE IX

                       INDEMNIFICATION

          9.1 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in Section 9.4 hereof, from and after the Closing Date, Seller agrees to and shall jointly and severally indemnify, defend and hold Buyer, as well as its officers, directors and direct and indirect shareholders, harmless, and shall reimburse Buyer, as well as its officers, directors and direct and indirect shareholders, for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) (the foregoing being "Losses") resulting from or arising out of:

               (a) Any breach by Seller of any representation, or warranty contained in this Agreement, or the Non-Competition Agreement or in any certificate, exhibit, schedule, or other document furnished to or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (b) Any non-fulfillment or breach by Seller of any covenant, agreement, term or condition contained in this Agreement, or the Non-Competition Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

               (c) Any liabilities of any kind or nature, absolute or contingent, not assumed by Buyer, relating to the Station, the Station Assets or the Seller, including, without limitation, any liabilities relating to or arising from the business and operation of the Station by Seller prior to the Closing Date.

          Notwithstanding any other provision contained herein, Seller shall be solely responsible for any fine or forfeiture imposed by the Commission relating solely to the operation of the Station prior to the Closing Date.

          9.2 INDEMNIFICATION BY BUYER. Subject to the limitations set forth in Section 9.4 hereof, from and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller, as well as its officers, directors and direct and indirect shareholders, harmless, and shall reimburse Seller, as well as its officers, directors and direct and indirect shareholders, for and against any and all Losses resulting from or arising out of:

               (a) Any breach by Buyer of any representation, or warranty contained in this Agreement, or the Non-Competition Agreement or in any certificate, exhibit, schedule, or any other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (b) Any non-fulfillment or breach by Buyer of any covenant contained in this Agreement, or the Non-Competition Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

               (c) Any liabilities of any kind or nature, absolute or contingent assumed by Buyer, including without limitation, any liabilities relating to or arising from the business and operation of the Station subsequent to the Closing Date.

          Notwithstanding any other provision contained herein, Buyer shall be solely responsible for any fine or forfeiture imposed by the Commission relating solely to operation of the Station after the Closing Date.

          9.3  NOTIFICATION OF CLAIMS.

               (a) A party entitled to be indemnified pursuant to Sections 9.1 or 9.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party.

               (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 9.1 or 9.2, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party or the settlement thereof. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under

Section 9.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so if the Indemnified Party has complied with Section 9.3(a) hereof. Upon payment of any claim or demand pursuant to this Article IX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.

          9.4 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in Sections 9.1 and 9.2 shall be subject to the following limitations:

               (i) The Seller shall have indemnification obligations pursuant to Section 9.1 respecting Losses that result from actual or claimed inaccuracies in or breaches of (A) representations or warranties set forth in Section 3 of this Agreement and (B) the covenants and agreements set forth in Section 5.1, only to the extent that the aggregate of all such Losses shall exceed $10,000. The foregoing limitation shall not apply to Losses relating to any other provisions of this Agreement.

               (ii) The Buyer shall have indemnification obligations pursuant to Section 9.2 respecting Losses that result from actual or claimed inaccuracies in or breaches of representations or warranties set forth in Section 4 of this Agreement, only to the extent that the aggregate of all such Losses shall exceed $10,000. The foregoing limitation shall not apply to Losses relating to any other provisions of this Agreement.

               (iii) The Seller shall not be liable to pay any amount in respect of its indemnification obligations hereunder in excess of an amount in the aggregate equal to $1 milion over the Purchase Price.


                         ARTICLE X

                        MISCELLANEOUS

          10.1  ASSIGNMENT.

               (a) This Agreement shall not be assigned or conveyed by either party hereto to any other person or entity without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlled by Buyer. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the parties hereto, their successors and assigns.

               (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any commercial bank or similar financial institution providing financing for the transactions contemplated by this Agreement (or any refinancing by any commercial bank or similar financial institution of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the Non-Compete Agreement, and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may
(i) authorize and empower such commercial bank or similar financial institution, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement or the Non-Competition Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling such financing sources to assert and collect any such claims.

          10.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Notwithstanding any right of the parties to investigate the affairs of any other party and notwithstanding any knowledge of facts determined or determinable by the parties pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until any liability relating thereto is barred by all applicable statutes of limitations. Notwithstanding the foregoing, (i) liability with respect to any claim (other than a Tax Claim, as such term is herein defined) based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty contained in
Article 3, or for breach of any of the covenants set forth in
Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.10, 5.11, 5.12, 5.13, 5.15 and
5.19 shall terminate and expire on the date that is 12 months following the Closing Date except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted, and (ii) liability with respect to any Tax Claim shall terminate and expire on the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation and (b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations. As used in this Agreement, "TAX CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of any party contained in this

Agreement related to Taxes including, without limitation, Sections 1.5(a), 1.6, 3.5 and 5.6 hereof.

          10.3 BROKERAGE. Buyer shall be wholly responsible for, and shall indemnify and hold Seller harmless against, any brokerage or other fee due to Raymond.

          10.4 EXPENSES OF THE PARTIES. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the party who shall have incurred the same and the other party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

          10.5 ENTIRE AGREEMENT. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

          10.6 HEADINGS. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

          10.7 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Alabama.

          10.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

          10.9 NOTICES. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               IF TO SELLER:

               William Dunnavant
               President
               Athens Broadcasting Company, Inc.
               1717 Highway 72 East
               Athens, Alabama 35611-2364
               Fax:  (205) 232-6842
               Phone:  (205) 233-3000

               With a copy to:

               M. Scott Johnson, Esq.
               Gardner, Carton & Douglas
               1301 K Street, N.W.
               Suite 900, East Tower
               Washington, DC 20005
               Fax:  (202) 289-2504
               Phone:  (202) 408-7122

               IF TO BUYER:

               Mr. Frank D. Osborn
               Osborn Communications Corp.
               130 Mason Street
               Greenwich, CT  06830
               Fax:  (203) 629-1749
               Phone:  (203) 629-0905

               With a copy to:

               Robert M. Hirsh, Esq.
               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY  10019-6064
               Fax:     (212) 757-3990
               Phone:  (212) 373-3000

          Any party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

          10.10 SPECIFIC PERFORMANCE.  Seller acknowledges that the
Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, Buyer, not being in material default hereunder, shall be entitled to specific performance of this Agreement by Seller. In the event Buyer elects to institute any action specifically to enforce Seller's performance, Seller agrees to waive any claim or defense that Buyer has an adequate remedy at law, and Seller will interpose no opposition legally or otherwise to the propriety of specific performance. Buyer's right to specific performance, if exercised, shall be an alternative to, and not in addition to, the right to pursue through legal proceedings an award of damages or expenses arising from a material default by Seller.

          10.11 CONSENT TO JURISDICTION. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of Alabama and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

          10.12 FURTHER ASSURANCES. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as any other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

          10.13 PUBLIC ANNOUNCEMENTS. No public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by either party without the prior approval of the other party, except as required by law.

          10.14 MERGER AGREEMENT. Buyer has notified Seller that Buyer has entered into an Agreement and Plan of Merger, dated as of July 23, 1996 (the "Merger Agreement"), among Buyer, OCC Acquisition Company, Inc., a Delaware corporation ("OCC Acquisition"), and, with respect to certain specified provisions of the Merger Agreement, OCC Holding Corporation, a Delaware corporation and the owner of all of the issued and outstanding shares of OCC Acquisition ("OCC Holding"), pursuant to which OCC Acquisition will be merged with and into Buyer (the "Merger"), and Buyer will become a direct wholly owned subsidiary of OCC Holding, a corporation organized by Hick, Muse, Tate & Furst Incorporated. The Buyer and Seller acknowledge that their respective rights and obligations under this

Agreement, the Escrow Agreement and the Non-Competition
Agreement and the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Non-Competition Agreement are not conditioned upon either the closing or abandonment of the transactions contemplated by the Merger Agreement and shall survive and be unaffected by the closing or abandonment of the Merger.

          The Parties agree that for purposes of this Agreement, the consummation of the Merger shall not be deemed an act by the Buyer which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets within the meaning of Section 4.6 hereof, provided that any successor to the Buyer resulting from the Merger, for purposes of the Commission's analyses, is legally, technically and financially qualified to be the assignee of the Licenses and other Station Assets.

          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.

               SELLER

               TUSCALOOSA BROADCASTING COMPANY, INC.


               /S/ WILLIAM DUNNAVANT
               BY: WILLIAM DUNNAVANT
               TITLE: PRESIDENT


               BUYER

               OSBORN COMMUNICATIONS CORPORATION


               /S/ FRANK D. OSBORN
               BY: FRANK D. OSBORN
               TITLE: PRESIDENT